Filed pursuant to Rule 424(b)(7)
File No. 333-117427

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED NOVEMBER 2, 2005)

$230,000,000

2.50% Senior Subordinated Convertible Contingent Debt
SecuritiesSM (CODESSM) due 2024
and
Common Stock Issuable Upon Conversion of the CODES

     This prospectus supplement relates to the resale by the holders listed below of the 2.50% Senior Subordinated Convertible Contingent Debt SecuritiesSM (CODESSM) due 2024 of CSG Systems International, Inc. and the common stock issuable upon the conversion of the CODES. You should read this prospectus supplement together with the prospectus dated November 2, 2005, which is to be delivered with this prospectus supplement.

     Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 6, 2006

SELLING SECURITYHOLDERS

     The table below sets forth additional or different information concerning beneficial ownership of the CODES and the common stock, and supplements and, to the extent inconsistent with, amends the table appearing under the caption “Selling Securityholders” beginning on page 56 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supersedes the information set forth in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof. Unless otherwise set forth in this prospectus supplement, footnote references in the table below are to the applicable footnote set forth in the prospectus. In addition, the information relating to KBC Convertible MAC28 Fund, KBC Convertible Opportunities Fund, KBC Multi Strategy Arbitrage Fund, Melody IAM Fund and The Drake Offshore Master Fund, Ltd. set forth in the table on pages 58, 59 and 61 of the prospectus is hereby deleted.

Name of Selling Securityholder	Aggregate Principal Amount of CODES Beneficially Owned That May Be Sold	Percentage of CODES Outstanding Before Offering	Number of Shares of Common Stock Held Before Offering (1)	Number of Shares of Common Stock That May Be Sold (2)	Number of Shares of Common Stock Held After Offering (3)	Percentage of Common Stock Outstanding After Offering (3)

KBC Convertible Opportunities
Fund, a segregated portfolio of
KBC Alpha Master Fund
spc(5)(24)	$2,500,000	1.09%	93,388	93,388	—	—
KBC Convertibles Mac28
Limited(5)(24)	$200,000	*	7,471	7,471	—	—
KBC Multi-Strategy Arbitrage
Fund, a segregated portfolio of
KBC Alpha Master Fund
spc(5)(24)	$2,150,000	*	80,313	80,313	—	—
Melody IAM Limited(5)(24)	$150,000	*	5,603	5,603	—	—
Sub Total	$206,250,000	89.67%	8,391,124	7,704,510	686,614	1.39%
All other holders of debt
securities or future transferees,
pledgees, donees, assignees or
successors of any of those
holders	$23,750,000	10.33%	N/A	887,186	N/A	N/A

*	Represents less than 1.0%

(24)	Carlo Georg, Chief Investment Officer of KBC Alternative Investment Management Limited, the investment manager for each of KBC Convertible Opportunities Fund, KBC Convertibles Mac28 Limited, KBC Multi-Strategy Arbitrage Fund and Melody IAM Limited, on behalf of these selling securityholders, has voting and investment power over the securities identified above as beneficially owned by these selling securityholders.

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